Exhibit 21.1
Subsidiaries of NNN 2003 Value Fund, LLC
NNN VF 901 Civic, LLC (Delaware)
NNN VF Chase Tower Reo, LP (Texas)
NNN Enterprise Way, LLC (Delaware)
NNN Executive Center 2003, LP (Texas)
NNN Executive Center II & III 2003, LP (Texas)
NNN VF Southwood Tower, LP (Texas)
NNN VF Four Resource Square, LLC (Delaware)
NNN VF 7777 Bonhomme Avenue, LLC (Delaware)
NNN VF Tiffany Square, LLC (Delaware)